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                                 EXHIBIT 99.1

ODETICS WINS $70.6 MILLION IN APPEAL AGAINST STORAGE TECHNOLOGY

          Anaheim, CA--July 7, 1999 - Odetics, Inc. (NASDAQ: ODETA & ODETB) today announced that the United States Court of Appeals for the Federal Circuit ordered that a jury's verdict awarding Odetics $70.6 million in damages in the case of Odetics, Inc. vs. Storage Technology Corporation ("StorageTek"), et al (98-1533, -1585) be reinstated.

          The appellate court reversed the grant of judgment as matter of law by the U.S. District Court for the Eastern District of Virginia in favor of StorageTek and ordered the jury's verdict reinstated. The jury's verdict found StorageTek guilty of willful, literal infringement of claims 9 and 14 of U.S. Patent No. 4,779,151 assigned to Odetics and awarded $70.6 million in damages. Additional pre-judgment interest previously set by the district court at the rate of 7.5 percent, compounded quarterly, will be added.

          The district court also earlier ruled that if the jury verdict were upheld, then a permanent injunction prohibiting the manufacture, sale, offer to sell and use of new infringing systems would be granted. The infringing systems are the ACS 4400, PowderHorn, WolfCreek and Genesis automated tape library systems configured with "Pass-Thru Ports."

          All other issues appealed by both sides were denied or rendered moot. The appellate court returned the case to the district court for further proceedings not inconsistent with the opinion of the appellate court.

          Odetics was assisted in this matter by the law firm of Graham and James, Los Angeles, California.

          Odetics, Inc. is a leading supplier of communications equipment for the television broadcast, video security, telecommunications and intelligent transportation systems markets. As an incubator company, Odetics' mission is to nurture and develop companies that can be spun-off to shareholders. Odetics' headquarters are located in Anaheim, Calif., with additional operations in Europe and Asia. For more information about Odetics, its subsidiaries and divisions, please refer to the Odetics Web site at http://www.odetics.com.